Exhibit 5.1

Netshoes (Cayman) Limited

Floor 4, Willow House

Cricket Square

Grand Cayman

KY1-9010

Cayman Islands

1 June 2017

Dear Sirs

Netshoes (Cayman) Limited (the “Company”)

We have examined the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an amount of common shares of par value US$0.0033 each in the capital of the Company (the “Shares”) for issuance pursuant to the Company’s 2012 Share Plan, as amended (the “Plan”).

As Cayman Islands counsel to the Company, we have examined copies of the Registration Statement and the Plan. We have also reviewed copies of the memorandum and articles of association of the Company adopted by special resolution passed on 30 March 2017 and effective on 12 April 2017 (the “Memorandum and Articles”), the written resolutions of the board of directors of the Company dated 16 April 2012, 10 January 2013, 30 April 2013, 24 April 2014 and 30 March 2017 (together, the “Directors’ Resolutions”) and the written resolutions of the shareholders of the Company dated 23 April 2012, 21 January 2013, 16 May 2013, 12 May 2014 and 30 March 2017 (together with the Directors’ Resolutions, the “Resolutions”).

Based upon, and subject to, the assumptions and qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1.	The Shares to be issued by the Company and registered under the Registration Statement have been duly and validly authorised.

2.	When issued, sold and paid for in accordance with the terms of the Plan and in accordance with the Resolutions, and appropriate entries are made in the register of members of the Company, the Shares will be validly issued, fully paid and non-assessable.

In this opinion, the phrase “non-assessable” means, with respect to the Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud).

These opinions are subject to the qualification that under the Companies Law (2016 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2016 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

These opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. We express no opinion as to the meaning, validity or effect of any references to foreign statutes, rules, regulations, codes, judicial authority or any other promulgations.

We have also relied upon the assumptions, which we have not independently verified, that (a) all signatures, initials and seals are genuine, (b) copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, (c) there is nothing contained in the minute book or corporate records of the Company which would or might affect the opinions set out above, and (d) upon the issue of any Shares, the consideration received by the Company shall be not less than the par value of such Shares.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully,

/s/ Campbells

Campbells